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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                AMENDMENT NO. 1

                                       TO

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) - January 20, 1999


                             United National Bancorp
               (Exact Name of Registrant as Specified in Charter)


                                   NEW JERSEY
                 (State or Other Jurisdiction of Incorporation)

        000-16931                                    22-2894827
 (Commission File Number)                (IRS Employer Identification No.)

                1130 Route 22 East, Bridgewater, New Jersey 08807
                    (Address of Principal Executive Offices)

                                  908-429-2200
                         (Registrant's Telephone Number)


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Item 5. Other Events

                  On January 20, 1999, United reported its fourth quarter and full year 1998 earnings. Net income for the 1998 full year totaled $15.6 million, compared to $14.5 million for 1997. Diluted earnings per share were $1.39 for the full year, compared to $1.30 for 1997. Basic earnings per share were $1.41 for 1998, compared to $1.31 for 1997.

                  Fourth quarter 1998 net income totaled $5.2 million compared to $4.7 million for 1997. Both diluted and basic earnings per share were $0.46 for the fourth quarter compared to $0.42 for 1997.

                  United's return on average assets was 1.36% for the fourth quarter and 1.08% for the full year 1998. United's return on average equity was 15.75% for the fourth quarter and 12.67% for the full year 1998. Net interest income was $57.1 million for the full year 1998, a 4.2% increase over the $54.8 million reported in 1997. United's net interest margin was 4.46% for 1998 compared to 4.86% for 1997.

                  United's total assets at December 31, 1998 were $1.5 billion. Loans totaled $754 million and deposits were $1 billion.

                  United National Bancorp is the bank holding company for United National Bank which operates in Bridgewater, New Jersey.

                  A copy of United's press release is attached to this Form 8-K/A as an Exhibit and is incorporated herein by reference.


Item 7.  Exhibits.

         99    Press Release dated January 20, 1999



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registration has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                     United National Bancorp


Dated: February  , 1999           By: __________________________
                                      Ralph L. Straw, Jr. Esq.
                                      Executive Vice President and
                                      General Counsel & Cashier